Responses to Form N-SAR Sub-Item 77D (for 8/31/00):

GMO Fundamental Value Fund

Use of Derivatives

Removed the following limitation on the use of derivatives:

"The face value of derivatives used for investment purposes will be limited to 25% of the Fund's assets."